EXHIBIT 10.19

OFFICE LEASE

BETWEEN

EDGEWATER CORPORATE PARK LLC,
A DELAWARE LIMITED LIABILITY COMPANY (“LANDLORD”)

AND

CLEARONE COMMUNICATIONS, INC., A UTAH CORPORATION (“TENANT”)

DATE OF LEASE: JUNE 5, 2006

BUILDING: EDGEWATER CORPORATE PARK - SOUTH TOWER

TABLE OF CONTENTS

1	DEFINITIONS	2
2	LEASE GRANT	5
3	ADJUSTMENT OF COMMENCEMENT OF DATE/POSSESSION	5
4	USE	6
5	BASE RENTAL	7
6	INTENTIONALLY DELETED	7
7	SERVICES TO BE FURNISHED BY LANDLORD	8
8	LEASEHOLD IMPROVEMENTS/TENANT’S PROPERTY	9
9	SIGNAGE	9
10	REPAIRS AND ALTERATIONS	10
11	USE OF ELECTRICAL SERVICES BY TENANT	10
12	ENTRY BY LANDLORD	10
13	ASSIGNMENT AND SUBLETTING	11
14	MECHANICS LIENS	11
15	INSURANCE	11
16	INDEMNITY	12
17	CASUALTY DAMAGE	13
18	CONDEMNATION	13
19	HAZARDOUS SUBSTANCES	14
20	AMERICANS WITH DISABILITIES ACT	15
21	EVENTS OF DEFAULT	15
22	REMEDIES	16
23	NO WAIVER	19
24	PEACEFUL ENJOYMENT	19
25	HOLDING OVER	19
26	SUBORDINATION TO MORTGAGE/ESTOPPEL CERTIFICATE	20
27	NOTICE	20
28	SURRENDER OF PREMISES	21
29	RIGHTS RESERVED TO LANDLORD	21
30	MISCELLANEOUS	21
31	ENTIRE AGREEMENT	23
32	LIMITATION OF LIABILITY	23
33	EXPANSION RIGHTS	23

EXHIBIT A - OUTLINE AND LOCATION OF PREMISES
EXHIBIT B - RULES AND REGULATIONS
EXHIBIT C - PAYMENT OF BASIC COSTS
EXHIBIT D - WORK LETTER
EXHIBIT E - ADDITIONAL PROVISIONS
EXHIBIT F - COMMENCEMENT LETTER
EXHIBIT G - PROPERTY CAPITAL IMPROVEMENTS

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the "Lease"), made and entered into on this the 5th day of June, 2006, between Edgewater Corporate Park LLC, a Delaware limited liability company ("Landlord") and Clear One Communications a Utah Corporation ("Tenant").

W I T N E S S E T H:

1. Definitions. The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

A. "Building" shall mean the office building at 5225 Wiley Post Way, County of Salt Lake, State of Utah, currently known as Edgewater Corporate Park South Tower.

B. “Base Rent”: Base Rent will be paid according to the following schedule, subject to the provisions of Section 5. hereof. For the purposes of this Section 1.B., "Lease Year" shall mean the twelve (12) month period commencing on the Commencement Date (hereinafter defined), and on each anniversary of the Commencement Date.

Period	Annual Base Rent	Monthly Installments of Base Rent
November 2006 - December 2006	$00.00	$00.00
January 2007 - October 2007	$498,836.25	$49,883.63
November 2007 - October 2008	$614,561.61	$51,380.13
November 2008 - October 2009	$635,058.45	$52,921.54
November 2009 - October 2010	$654,110.21	$54,509.18
November 2010 - October 2011	$673,733.51	$56,144.46
November 2011 - October 2012	$693,945.52	$57,828.79
November 2012 - October 2013	$714,763.88	$59,563.66
November 2013 - December 2013	$122,701.14	$61,350.57

The Base Rent due for the first month during the Lease Term (hereinafter defined) shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.

C. “Additional Rent”: shall mean Tenant’s Pro Rata Share (hereinafter defined) of Basic Costs (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease. Additional Rent and Base Rent are sometimes collectively referred to herein as “Rent.”

D. “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

E. Intentionally Deleted.

F. “Commencement Date”, “Lease Term” ,“Termination Date” and “Extension Period” shall have the meanings set forth:

The “Lease Term” shall mean an initial period of 86 months commencing on the later to occur of (a) November 1, 2006 (the “Target Commencement Date”) and (b) the date upon which Landlord’s Work in the Premises has been substantially completed as such date is determined pursuant to Section 3.A. hereof (the later to occur of such dates being defined as the “Commencement Date”). The “Termination Date” shall, unless sooner terminated as provided herein, mean the last day of the Lease Term. Notwithstanding the foregoing, if the Termination Date, as determined herein, does not occur on the last day of a calendar month, the Lease Term shall be extended by the number of days necessary to cause the Termination Date to occur on the last day of the last calendar month of the Lease Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension. The Commencement Date, Lease Term (including any extension by Landlord pursuant to this subsection I.F.(2) and Termination Date shall be set forth in a Commencement Letter prepared by Landlord and executed by Tenant in accordance with the provisions of Section 3.A. hereof. Tenant shall have a one-time opportunity to cancel this Lease at the end of the 62nd month (December 31, 2011) of the Lease Term by giving Landlord written notice at the end of the 52nd month (February 28, 2011) and by paying Landlord a penalty payment equal to two (2) months Base Rent which is calculated to be $115,657.58.

At the end of the initial Lease Term, Tenant shall have the right to extend the Lease Term by an additional Sixty (60) months upon the same terms and conditions contained herein. Base Rent for the Extension Period shall be mutually agreed upon by Landlord and Tenant and shall be based on the then prevailing market rental rate. The Base Year for the Extension Period will be 2011.

Tenant shall be allowed to occupy the Premises prior to the Commencement Date at no charge if the Premises is substantially completed and the Premises has been issued a certificate of occupancy. While there shall not be rent charged during this period, Tenant will be insured according to the conditions of Section 15 and shall provide Landlord with a copy of the insurance certificate.

G. "Premises" shall mean the office space located within the Building and outlined on Exhibit A to this Lease.

H. "Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant's Pro Rata Share of the square footage of the "Common Areas" and the "Service Areas" (hereinafter defined). For purposes of the Lease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is 36,279 square feet, subject, however, to adjustment pursuant to Section 1.I. hereof.

I. The“Approximate Rentable Area in the Building” for purposes of the Lease is agreed and stipulated by both Landlord and Tenant to be 102,205 square feet. The Approximate Rentable Area in the Premises and the Approximate Rentable Area in the Building as set forth herein shall be revised if Landlord's architect determines such estimate to be inaccurate in any material degree after examination of the final drawings of the Premises and the Building.

J. “Tenant’s Pro Rata Share” shall mean 35.50% which is the quotient (expressed as a percentage), derived by dividing the Approximate Rentable Area in the Premises by the Approximate Rentable Area in the Building.

K. “Permitted Use” shall mean general office and electronic lab space for R&D use and no other use or purpose.

L. “Base Year” shall mean 2007.

M. Intentionally Deleted.

N. “Broker” shall mean NAI Utah Commercial Real Estate Inc.

O. “Building Manager” shall mean NAI Utah Commercial Real Estate Inc. or such other company as Landlord shall designate from time to time.

P. "Building Standard", shall mean the type, brand, quality and/or quantity of materials Landlord reasonably designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

Q. "Business Day(s)" shall mean Mondays through Fridays exclusive of the normal business holidays of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

R. "Common Areas" shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and parking garages and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

S. “Default Rate” shall mean the Prime Rate plus six percent (6%), but in no event shall the Default Rate be greater than twelve percent (12%).

T. "Normal Business Hours" for the Building shall mean 8:00 a.m. to 9:00 p.m. Mondays through Fridays.

U. "Prime Rate" shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time as the prime or base rate.

V. “Property” shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.

W. "Service Areas" shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

X. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:

Clear One Communications
5225 Wiley Post Way, Suite 500
Salt Lake City, UT 84116
Attn: Werner Pekarek

Landlord:

Edgewater Corporate Park, LLC
990 Highland Drive, Suite 204
Solana Beach, CA 92075
Attn: Bob Basso

with a copy to:

NAI Utah Commercial Real Estate Inc.
343 East 500 South
Salt Lake City, UT 84111
Attn: Yvonne Olson

Payments of Rent only shall be made payable to the order of:

Edgewater Corporate Park LLC

at the following address:

c/o U.S. Bank
Department 1249
Denver, CO 80256

or such other name and address as Landlord shall, from time to time, designate.

2. Lease Grant. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises together with the right, in common with others, to use the Common Areas.

3. Adjustment of Commencement Date/Possession.

A. If the Lease Term, Commencement Date and Termination Date are to be determined in accordance with Section I.F above, the Lease Term shall not commence until the later to occur of the Target Commencement Date and the date that Landlord has substantially completed the work to be performed by Landlord as set forth in the Work Letter Agreement attached hereto as Exhibit D (“Landlord’s Work”); provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work as a result of the occurrence of any of the following (a “Delay”):

(1)
Tenant’s failure to furnish information in accordance with the Work Letter Agreement or to respond to any request by Landlord for any approval of information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; or

(2)	Tenant’s insistence on materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or

(3)	Material changes in any plans and specifications requested by Tenant; or

(4)
The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(5)	Any request by Tenant that Landlord delay the completion of any of the Landlord’s Work; or

(6)	Any breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or

(7)	Any delay resulting from Tenant’s having taken possession of the Premises for any reason prior to substantial completion of the Landlord’s Work; or

(8)	Any other delay reasonably chargeable to Tenant, its agents, employees or independent contractors;

then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that said Landlord’s Work would have been substantially completed absent any such Delay(s). The Landlord’s Work shall be deemed to be substantially completed on the date that Landlord’s Work has been performed (or would have been performed absent any Delay(s), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the “Commencement Letter”) on the form attached hereto as Exhibit F setting forth the Commencement Date, the Termination Date and any other dates that are affected by the adjustment of the Commencement Date. If this Lease requires Landlord to perform Landlord’s Work in the Premises, the Commencement Letter shall identify any minor incomplete items of the Landlord’s Work as reasonably determined by Landlord's architect (the "Punchlist Items"), which Punchlist Items Landlord shall promptly remedy. Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord. Notwithstanding anything herein to the contrary, Landlord may elect, by written notice to Tenant, not to adjust the Commencement Date as provided above if such adjustment would cause Landlord to be in violation of the existing rights granted to any other tenant of the Building. If Landlord elects not to adjust the Commencement Date, the Commencement Date shall be the Target Commencement Date, provided that Base Rent and Additional Rent shall not commence until the date that Landlord’s Work has been substantially completed (or would have been substantially completed absent any Delays). If, through no fault of Tenant, Landlord fails to complete the Landlord’s Work within 60 days after execution of this Lease, Tenant may terminate the Lease, and shall be relieved of any further liability or obligation hereunder.

B. By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with the exception of latent defects and subject to completion by Landlord of the Punchlist Items., with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

C. If Tenant takes possession of the Premises prior to the Commencement Date, such possession shall be subject to all the terms and conditions of the Lease and Tenant shall not pay Base Rent and Additional Rent to Landlord for each day of occupancy prior to the Commencement Date. Notwithstanding the foregoing, if Tenant takes possession of the Premises prior to the Commencement Date for the sole purpose of performing any Landlord-approved improvements therein or installing furniture, equipment or other personal property of Tenant, such possession shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior consent of Landlord.

4. Use. The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord's reasonable judgement, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises. Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations. Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so. All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.

5. Base Rent.

A. Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent, as defined in Exhibit C, due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any services, goods or materials furnished by Landlord at Tenant’s request), all of which hereinafter may be collectively called “Rent.” Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments of the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand or any right of set-off or deduction whatsoever. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other available remedy. The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord's right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

B. To the extent allowed by law, all installments of Rent not paid within five (5) days of Rent due date shall bear interest at the Default Rate from the date due until paid. In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder, and Tenant fails to make such payment after written notice to Tenant and the right to cure, a “Late Charge” equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.

C. The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto and incorporated herein for all purposes.

6. Intentionally Deleted.

7. Services to be Furnished by Landlord.

A. Landlord agrees to furnish Tenant the following services:

(1)	Water for use in the lavatories on the floor(s) on which the Premises is located and in the break room and shower in the Premises.

(2)
Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are commercially reasonable for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning service at times other than Normal Business Hours, such additional service shall be furnished only upon the written request of Tenant delivered to Landlord prior to 3:00 p.m. at least one Business Day in advance of the date for which such usage is requested. Tenant shall bear the cost of additional service determined to be $45.00 per hour as Additional Rent upon presentation of a statement therefore by Landlord.

At Landlord’s option, If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as general office space, or after Normal Business Hours, Landlord may cause a water meter (or submeter) or electric current meter (or submeter) to be installed in the Premises, so as to measure the amount of water and electric current consumed by Tenant whether during Normal Business Hours or after hours. The cost of such meters and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay Landlord promptly upon demand by Landlord for all such water and electric current consumed as shown by said meters, at the rates charged for such services by the City in which the Building is located or the local public utility, as the case may be, furnished the same. In the event Landlord installs such meters, then an appropriate adjustment to the Base Rent shall be made since Tenant will be paying for its utilities separately.

All additional heating, ventilating and air conditioning required (if any) to accommodate Tenant’s design shall be installed at the Tenant’s expense (and may be included as part of the Tenant improvement expense referenced in Section 5) subject to Landlord’s prior written approval.

(3)	Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, age and location.

(4)
Janitorial and cleaning service in and about the Premises on Business Days. Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to the supervision of Landlord and at Tenant’s sole cost and responsibility and by a janitor, cleaning contractor or employees at all times reasonably satisfactory to Landlord.

(5)	Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions of Section 11 of this Lease.

(6)
Fluorescent bulb replacement in the Premises necessary to maintain building standard the lighting as established by Landlord and fluorescent and incandescent bulb and ballast replacement in the Premises, Common Areas and Service Areas.

(7)	Passenger elevator service in common with Landlord and other persons and freight elevator service in common with the Landlord and other persons.

(8)
Provided Tenant and its employees will be allowed access to the Premises at all times, day or night, access control to the Building during other than Normal Business Hours shall be provided in such form as Landlord reasonably deems appropriate. Tenant shall cooperate fully in Landlord's reasonable efforts to maintain access control to the Building and shall follow all reasonable regulations promulgated by Landlord with respect thereto. Notwithstanding anything herein to the contrary Tenant expressly acknowledges and agrees that Landlord is not warranting the efficacy of any access personnel, service, procedures or equipment and that Tenant is not relying and shall not hereafter rely on any such personnel service, procedures or equipment.

B. If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

C. Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof, unless such failure is caused by the negligent or intentional acts or omissions of Landlord and continues without commencement of a cure for more than forty-eight (48) hours at any time, or for more than a cumulative total of ninety-six (96) hours in any calendar year. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery.

8. Leasehold Improvements/Tenant’s Property. All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises (including the telephone KSU and related equipment located near the Premises) and acquired by or for the account of Tenant, which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant. Landlord may, nonetheless, at any time prior to, or within one (1) month after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant including the removal of all telephone equipment in the telephone room and all exposed electronic, phone and data cabling and other electronic, phone and data cabling which can be readily pulled and which was installed by or for Tenant as are designated by Landlord (the “Required Removables”) at Tenant’s sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession. In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to “broom-clean” condition.. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration (ordinary wear and tear excepted) within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord.

9. Signage. Landlord shall provide and install, at Landlord’s cost, all letters or numerals on the exterior of the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord's prior written consent. In addition, Landlord will list Tenant’s name on the Building’s directory in the lobby.

Tenant is granted crown building signage on the south wall of the South Tower, subject to City and SLICCAMA sign codes and ordinances and subject to Landlord’s approval of exact location, size, color and design of sign. The cost of the sign(s) and maintenance thereof shall be the sole responsibility of Tenant. Landlord and Tenant agree to make application for crown signage approval to SLICCAMA and any other municipality within five (5) business days of lease execution.

10. Maintenance, Repairs and Alterations.

A. Landlord Maintenance and Repairs. Landlord shall maintain in good order, condition and repair the Building except the Premises and those other portions of the Building leased, rented or otherwise occupied by persons not affiliated with Landlord. Landlord shall supply and pay for normal janitorial and cleaning services as specified within this Lease to keep the Building in a clean, sanitary and orderly condition, the cost and expenses of which shall be included in Basic Costs. Landlord shall pay for major maintenance and repairs of the Premises as originally leased (but not including Tenant’s additions or fixtures). However, if repairs or maintenance are required by reason of the special requirements, acts, or negligence of Tenant or of the agents, employees, licensees or invitees of Tenant, then Landlord shall make the necessary repairs at the expense of Tenant, which shall be paid by Tenant to Landlord within ten (10) days of Landlord’s written demand therefore.

B. Tenant’s Maintenance and Repair. Tenant, at Tenant’s sole cost and expense and without prior demand, shall maintain the Premises in good order, condition and repair, reasonable wear and tear expected.

C. Alterations. Except as set forth on Exhibit A, attached hereto, Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, or shades or awnings, or make any other changes to the Premises without first obtaining Landlord’s written approval. Such approval shall not be unreasonably withheld. Tenant shall present to Landlord plans and specifications for such work at the time approval is sought. In the event Landlord consents to the making of any alterations, additions, or improvements to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. All such work with respect to any alterations, additions, and changes shall be done in a first-class and workmanlike manner and diligently completed so that, expect as absolutely necessary during the course of such work, the Premises shall at all times be a complete operating unit. Any such alerations, additions, or changes shall be performed and done strictly in accordance with all laws and ordinances relating thereto. In performing the work or any such alterations, additions, or changes, Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building. Any alterations, additions, or improvements to the Premises, including, but not limited to, wall covering, paneling, and built-in cabinet work shall at once become a part of the realty and shall be surrendered with the Premises unless Landlord otherwise elects at the end of the term hereof.

11. Use of Electrical Services by Tenant. Tenant's use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building Standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional useage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Rent.

12. Entry by Landlord. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last (12) twelve months of the Lease Term) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises. Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally. Any entry by Landlord shall be done in a manner that does not unreasonably interfere with Tenant’s use of the Premises. Provided Tenant is not deprived of reasonable access to the Premises, Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Business Hours. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.

13. Assignment and Subletting

A. Except in connection with a Permitted Transfer, Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

B. Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant receives as a result of a Transfer that is in excess of the rent payable to Landlord hereunder for the portion of the Premises and Term covered by the Transfer within ten (10) days following receipt thereof by Tenant, after subtracting reasonable transaction costs Tenant has incurred to effect a sublease (i.e. legal fees and brokerage fees). If Tenant is in Monetary Default (defined in Section 22. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord’s share of any excess).

C. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.

14. Mechanic's Liens. Tenant will not permit any mechanic's liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic's or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys’ fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent. Tenant shall within ten (10) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22. hereof entitling Landlord to exercise all of its remedies therefore without the requirement of any additional notice or cure period.

15. Insurance.

A. Coverage. Tenant shall, at all times during the term of this Lease, and at its own cost and expense procure and continue in force the following insurance coverage:

(1)
Bodily injury and Property Damage Liability insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000 per occurrence/$2,000,000 annual aggregate per person.

(2)
Fire and Extended Coverage Insurance, including vandalism and malicious mischief coverage, in an amount equal to the full replacement value of all fixtures, furniture and improvements installed by or at the expense of Tenant.

B. Insurance Policies. The aforementioned minimum limits of policies shall in no event limit the liability of Tenant hereunder. The aforesaid insurance shall name Landlord as an additional insured. Said insurance shall be with companies having a rating of not less than A-VII in "Best's Insurance Guide". Tenant shall furnish from the insurance companies or cause the insurance companies to furnish certificates of coverage. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage which Landlord may carry. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewed or new certificates of coverage. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant's behalf and charge Tenant the premiums together with a twenty-five per cent (25%) handling charge, payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

Landlord shall at all times during the Lease have commercial general liability coverage of at least $1,000,000 on the Building and Property as well as property insurance on the Building.

C. Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of such loss or damage. Tenant shall, upon obtaining the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

16.  Indemnity. Tenant agrees to indemnify, defend and hold harmless Landlord and its officers, directors, partners and employees from and against all loss liabilities, judgments, demands, actions, expenses or claims, including reasonable attorney's fees and court costs, for injury to or death of any person, the release of any hazardous materials, or for damages to any property to the extent arising out of or connected with (i) the use, occupancy or enjoyment of the Leased Premises, Building, or Common Area by Tenant or Tenant's agents, employees, invitees, licensees, or contractors (the "Tenant's Agents"), or any work or activity performed by Tenant or by Tenant's Agents in, or about the Leased Premises, Building, or Common Area, including any Tenant improvements, (ii) any breach or default in the performance of any obligation of Tenant under this lease (other than a default arising solely from the failure by Tenant to pay Rents, which default shall be governed by the other provisions of this Lease) (iii) any negligent or intentional tortious act of Tenant or Tenant's Agents (excluding Tenant's licensees) on or about the Leased Premises, Building, or Common Area or any negligent or intentional tortious act of Tenant's licensees on or about the Leased Premises, Building or Common Area. Notwithstanding the foregoing, Tenant shall not be liable to the extent that damage or injury is determined ultimately to be caused by the negligent or intentional tortious act of Landlord, or of Landlord's employees, agents, invitees, licensees, or contractors ("Landlord's Agents"). All property of Tenant kept or stored on the Leased Premises or in the Building shall be so kept or stored at the risk of Tenant only, and Tenant shall hold Landlord free and harmless from any claims arising out of damage to the same, unless such damage shall be caused by the negligent or intentional tortious act of Landlord or Landlord's Agents. The indemnification contained herein shall survive the expiration or earlier termination of this lease as to acts occurring prior to such expiration or termination. If any action or proceeding is brought against Landlord, its employees or agents by reason of any such claim, Tenant, upon notice from Landlord, will defend the claim at Tenant’s expense with counsel reasonably satisfactory to Landlord.

Except to the extent covered by insurance, Landlord agrees to indemnify, defend and hold harmless Tenant and its officers, directors, partners and employees from and against all liabilities, judgments, demands, actions, expenses or claims, including reasonable attorneys' fees and court costs, for injury to or death of any person, the release of any hazardous materials or for damages to any property to the extent arising out of or connected with (i) the use, management or operation of the Building by Landlord or by Landlord's Agents, or any work or activity performed by Landlord or by Landlord's Agents in, on or about the Building, (ii) any breach or default in the performance of any obligation of Landlord under this lease, or (iii) any negligent or intentional tortious act of Landlord or Landlord's Agents on or about the Leased Premises or the Building. Notwithstanding the foregoing, Landlord shall not be liable to the extent that damage or injury is determined ultimately to be caused by the negligent or intentional tortious act of Tenant or Tenant's Agents. The indemnification contained herein shall survive the expiration or earlier termination of this lease as to acts occurring prior to such expiration or termination. If any action or proceeding is brought against Tenant, its employees or agents by reason of any such claim, Landlord, upon notice from Tenant, will defend the claim at Landlord’s expense with counsel reasonably satisfactory to Tenant.

17. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building and the Premises shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration or reconstruction of the Building and the Premises shall be required, and such damage occurs in the last one (1) year of the Lease Term, Landlord, at its option, may terminate this Lease by notifying Tenant of such termination within ninety (90) days after the date of such casualty. If the Premises have been substantially damaged by such casualty to another part of the Building, and Tenant is still able to occupy the Premises, Landlord shall not have the right to terminate the Lease.

(a) If the Premises or Building shall be partially damaged by fire or other casualty insured against under Landlord’s property damage insurance policies, Landlord shall, upon receipt of the insurance proceeds, repair the Building to a condition which is substantially similar to the condition in existence prior to such casualty. In the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of such casualty be applied to the payment of the mortgage debt, then Landlord shall have no obligation to repair the Building or the Premises, if the cost of such repair would reasonably be expected to exceed Fifty Thousand Dollars ($50,000.00).

(b) Notwithstanding the foregoing, if the Premises or Building is damaged as result of a casualty or other risk which is not covered by Landlord's insurance, or if the Premises or the Building are damaged to the extent of fifty percent (50%) or more of their then replacement value, or if the repair of the Premises or the Building, would require more than ninety (90) days, Landlord shall either terminate this Lease upon written notice given to Tenant within fifteen (15) days following such casualty or commence as soon as is reasonably possible the restoration of the Building and the Premises.

(c) In the event this Lease is not terminated and Landlord undertakes to repair any portion of the Premises, until such repair is complete, rent shall abate proportionately as to the portion of the Premises rendered untenable. Notwithstanding the foregoing, however, if the damage being repaired was caused by the negligence or willful act of Tenant or its employees, agents, licensees or concessionaires, there shall be no abatement of rent during the repair period.

(d) Unless this Lease is terminated, Tenant shall, at its expense (unless covered by Landlord’s insurance), repair the fixtures and improvements installed by Tenant within the Premises and repair or replace any of Tenant’s furniture or equipment damaged by such casualty.

18. Condemnation. If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. In the event this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, with the exception of any award for an independent claim by Tenant for Tenant’s damages, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.

19. Hazardous Substances.

A. Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended (“CERCLA”) (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be taken on the Property, by Tenant, its agents, employees, invitees or contractors, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq., or any similar state law or local ordinance.

B. Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.

C. Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:

(1)
Any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Property that is provided by Tenant or any subtenant or other occupant if the Premises to a governmental or regulatory agency;

(2)
Any notice of a violation, or a potential or alleged violation, of any Environmental Law (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

(3)
Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property;

(4)
Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property; and

(5)	Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.

D. s used herein “Environmental Laws” mean all present and future federal, state and municipal laws, ordinances, rules and regulations applicable to environmental and ecological conditions, and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to environmental matters.

20. Americans with Disabilities Act. Should Tenant make alterations to the Premises, Tenant agrees to comply with all requirements of the Americans with Disabilities Act and the regulations promulgated thereunder (“ADA”) applicable to the portion of the Premises altered by Tenant and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended which relate to the portion of the Premises altered by Tenant. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under any of such acts by virtue of Tenant’s operations and/or occupancy.

21. Events of Default.

A. The following events shall be deemed to be “Events of Default” under this Lease:

(1)
Tenant shall fail to pay when due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease, which failure is not cured within five (5) days after written notice to Tenant of such default (hereinafter sometimes referred to as a "Monetary Default").

(2)
Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice.

(3)
Any failure by Tenant to observe or perform any of the covenants with respect to (a) assignment and subletting set forth in Section 13, (b) mechanic’s liens set forth in Section 14, or (c) insurance set forth in Section 15.

(4)
Tenant shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

(5)
A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or of the Premises or of any of Tenant's property located thereon in any proceeding brought by Tenant, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

(6)	The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

(7)	Tenant shall abandon or vacate any substantial portion of the Premises and discontinues paying Rent.

(8)
The liquidation, termination, dissolution, forfeiture of right to do business of Tenant, which termination, dissolution or forfeiture is not cured within five (5) days after receipt of written notice to Tenant.

(9)
Landlord fails to perform any Landlord obligation under this Lease and such failure is not cured within thirty (30) days after delivery to Landlord of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice. If a default by Landlord materially interferes with Tenant’s use of the Premises, Tenant shall provide written notice of such default and Tenant’s intent to remedy such default, and if Landlord does not thereafter remedy such default within five (5) days after such notice, Tenant may remedy such default and Landlord shall reimburse Tenant for the reasonable cost of such remedy.

22. Remedies.

A. Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

(1)
Notify Tenant in writing of such default and if Tenant does not remedy such default within a reasonable period of time, Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any reasonable cost and expenses which Landlord may incur to cure such default;

(2)
Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3)
Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4)
Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required by law or otherwise under this Lease. Tenant waives any right to trial by jury in any lawsuit brought by Landlord to recover possession of the premises following Landlord's termination of this lease pursuant to section 22a(2) or the right of tenant to possession of the Premises pursuant to section  22a(3) and on any claim for delinquent rent which Landlord may join in its lawsuit to recover possession.

B. If Landlord exercises either of the remedies provided in Sections 22.A.(2) or 22.A.(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

C. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord shall use reasonable good faith efforts to relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs in or to the Premises to the extent reasonably deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises. The rents from any such reletting shall be applied first to the payment of the expenses of reentry and repair and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

D. If this Lease is terminated by Landlord pursuant to Section 22.A.(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord's contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the

Premises for the balance of the Term, such present worth to be computed in each case on the basis of a seven percent (7%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

E. Landlord shall use such efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease that are determined appropriate by Landlord under the circumstances in its reasonable discretion. Landlord's obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a "Substitute Tenant") in accordance with the following criteria:

(1)
Subject to Landlord’s obligations under the laws of the state of Utah to mitigate damages, Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete posses-sion of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant;

(2)
Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant's use are available;

(3)
Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are reasonably unacceptable to Landlord under Landlord's then current leasing policies for comparable space in the Building;

(4)	Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:

(i)	violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii)	adversely affect the reputation of the Building; or

(iii)	be incompatible with the operation of the Building as an office building;

(5)
Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord's reasonable opinion, sufficient financial resour-ces to operate the Premises in a first class manner; and

(6)	Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

(i)
Tenant pays any such sum to Landlord in advance of Landlord's execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant's default under this Lease); or

(ii)	Landlord, in Landlord's reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

F. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of

Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof except as required by applicable law. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord's possession or under Landlord's control. All such property not retaken from storage by Tenant within thirty (30) days after such property has been placed in storage, may, at Landlord's option, be sold by Landlord with any proceeds applied toward any amount owed by Tenant under this Lease, or Landlord may donate the property to charity if the donation is a commercially reasonable alternative.

G. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

H. The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the rent due or to pursue any other remedies provided in this lease. The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

I. In the event of any litigation -between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney's fees, incurred therein. Furthermore, if Landlord, without fault, is made a party to any litiga-tion instituted by or against Tenant, Tenant shall indemnify Landlord against, and pro-tect, defend, and save it harmless from, all costs and expenses, including reasonable attorney's fees, incurred by it in connection therewith. If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney's fees, incurred by it in connection therewith.

J. In the event of a default by Landlord, Tenant shall be entitled to exercise any remedy available to Tenant under applicable law.

23. No Waiver. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

24. Peaceful Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant's covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord's interest hereunder.

25. Holding Over. In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant's right of possession pursuant to Section 22.A(3) hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to One Hundred Fifty Percent (150%) of the Base Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term.

26. Subordination to Mortgage/Estoppel Certificate. Subject to acknowledgement by any lienholder of this Lease, and the agreement not to disturb Tenant’s possession and enjoyment of the Premises so long a Tenant is not in default hereunder, Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, subject to receipt by Tenant of an acceptable Nondisturbance Agreement, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. The terms of this Lease are subject to approval by the Landlord's existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord's obligations hereunder. Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid, (c) that except as stated in the certificate, Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (j) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k)  as to such other matters as may be reasonably requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein. Landlord agrees to execute and deliver to Tenant such estoppel certificates as Tenant may reasonably request.

27. Notice. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.Y. of this Lease. When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. The address specified in Section 1.Y. of this Lease may be changed from time to time by giving written notice thereof to the other party.

28. Surrender of Premises. Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed “reasonable wear and tear.” Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises. Subject to the Landlord’s rights under Section 22 hereof, if Tenant fails to remove any of Tenant’s Property within one (1) day after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expenses, shall be entitled to remove and/or store such Tenant’s Property pursuant to law. Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. All such property not retaken from storage by Tenant within thirty (30) days after such property has been placed in storage, may, at Landlord's option, be sold by Landlord with any proceeds applied toward any amount owed by Tenant under this Lease, or Landlord may donate the property to charity if the donation is a commercially reasonable alternative.

29. Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice, except as provided by law or otherwise herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease: (1) upon thirty (30) days prior notice to change the name or street address of the Building; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof (including, with prior notice, the Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property, or as Landlord may be required to do by law; (5) to have access to the Premises at reasonable hours to perform its duties and obligations and to exercise its rights under this Lease; (6) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises; (7) to approve the weight, size, or location of heavy equipment, or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant’s right to admittance at all times under such regulations as Landlord may reasonably prescribe from time to time, or to close (temporarily) any of the entrances to the Building at any time Landlord determines it is necessary to do so to minimize the risk of injuries or death to persons or damage to property (9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property, so long as such change does not unreasonably interefere with access to or use of the Premises; (10) to reasonably regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (11) if Tenant has vacated the Premises during the last six (6) months of the Lease Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises; and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord’s exercise of its rights under this clause 12, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction.

 30. Miscellaneous.

A. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

B. Tenant agrees not to record this Lease or any short form or memorandum hereof.

C. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located. Landlord and Tenant agree to use mediation and/or arbitration first, prior to using the legal process involving the courts, to settle issues other than those dealing with the payment of Rent.

D. Events of “Force Majeure” shall include strikes, riots, acts of God, acts of terror, epidemics, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

E. Except as expressly otherwise herein provided, with respect to all required acts of Tenant or Landlord, time is of the essence of this Lease.

F. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

G. Tenant hereby represents to Landlord that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

H. If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

I. The individual signing this Lease on behalf of Tenant represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located.

J. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant's financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.

K. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

L. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord's mortgagee, if required.

M. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be not inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

N. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.

O. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance of surrender of the Premises.

31. Entire Agreement. This Lease, including the following Exhibits:

Exhibit A - Outline and Location of Premises
Exhibit B - Rules and Regulations
Exhibit C - Payment of Basic Costs
Exhibit D - Work Letter
Exhibit E - Additional Provisions (if required)
Exhibit F - Commencement Letter (Sample)

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease. This Lease may be modified only be a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease unless otherwise provided by law.

32. Limitation of Liability. Notwithstanding anything to the contrary contained in this lease, the liability of Landlord to Tenant for any default by Landlord under this Lease shall be limited to the interest of Landlord in the Building and the Property and Tenant agrees to look solely to Landlord’s interest in the Building and the Property for the recovery of any judgment against the Landlord, it being intended that Landlord shall not be personally liabile for any judgment or deficiency. Tenant hereby covenants that, prior to the filing of any suit for direct and proximate damages, it shall give Landlord and all mortgagees whom Tenant has been notified, hold mortgages or deed of trust liens on the Property, Building or Premises (“Landlord Mortgagees”) notice and reasonable time to cure any alleged default by Landlord.

33. Expansion Rights. During the first twelve (12) months of the Lease Term, Tenant has a one-time first right of refusal to lease the remaining space on the 4th floor at the same terms and conditions, including Base Rent and Tenant Improvement Allowance, given to Tenant in the initial Lease. If Tenant has not exercised this first right of refusal during the initial twelve (12) months of the Lease Term, then this right shall revert to a first right of offer. Tenant shall be provided a first right of offer on all contiguous space. Tenant shall have ten (10) days to notify Landlord in writing of their decision to either accept the terms and conditions of the offer or pass. In the event Tenant passes, then Landlord shall be free to enter into a lease with the prospective tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

WITNESS/ATTEST By: /s/ Clarissa Dacanay Name: Clarissa Dacanay Title:	LANDLORD: Edgewater Corporate Park LLC, a Delaware limited liability company By: /s/ Roderick Maribojoc Name: Roderick Maribojoc Title: Vice President
WITNESS/ATTEST By: /s/ Craig E. Peeples Name: Craig E. Peeples Title: Interim Chief Financial Officer	TENANT: ClearOne Communications, a Utah corporation By: /s/ Zee Hakimoglu Name: Zee Hakimoglu Title: President and Chief Executive officer